UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D) OF

THE SECURITIES EXCHANGE ACT OF 1934

February 21, 2005

Date of Report (Date of earliest event reported)

COBRA ELECTRONICS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-511	36-2479991
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

6500 West Cortland Street, Chicago, Illinois 60707 (773) 889-8870

(Address, including zip code and telephone number, including area code, or registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On February 23, 2005, the Company released earnings information for the quarter and year ended December 31, 2004. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors;

Appointment of Principal Officers.

(b) James W. Chamberlain, a Director of the Company, resigned from the Board of Directors, effective on February 21, 2005, due to the increased demands on his time from his other responsibilities.

On February 21, 2005, Barry S. Rosenstein, a Director of the Company, advised the Company that he has determined not to stand for re-election to the Board of Directors at the Company’s May 2005 Annual Meeting of Shareholders. Mr. Rosenstein will continue to serve as a Director of the Company until the expiration of his term on May 11, 2005.

(d) Robert Rohleder has been elected to the Board of Directors effective as of February 21, 2005, to fill the vacancy created by Mr. Chamberlain’s resignation. He has been elected as a Class II director for a term ending on the date of the Company’s 2006 Annual Meeting of Shareholders. The Board of Directors has determined that Mr. Rohleder is an independent director within the meaning of the listing standards of the NASDAQ Stock Market, and he has also been elected to serve as the chairman of the Audit Committee of the Board. There were no arrangements or understandings between Mr. Rohleder and any other persons pursuant to which Mr. Rohleder was selected to serve as a Director, and there are and have been no transactions, either since the beginning of the Company’s last fiscal year or currently proposed, regarding Mr. Rohleder that are required to be disclosed under Item 404(a) of Regulation S-K.

A copy of the press release dated February 23, 2005 announcing Mr. Chamberlain’s resignation, Mr. Rosenstein’s intention not to stand for re-election and Mr. Rohleder’s election to the Board of Directors is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(c	)	99.1	Press Release, dated February 23, 2005, issued by Cobra Electronics Corporation

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COBRA ELECTRONICS CORPORATION

By:	/s/ Michael Smith
Michael Smith
Senior Vice President and Chief Financial Officer

Date: February 23, 2005

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated February 23, 2005, issued by Cobra Electronics Corporation